UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NET 1 UEPS TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

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NET 1 UEPS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on November 30, 2007

To the Shareholders of Net 1 UEPS Technologies, Inc.:
     NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, will be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 30, 2007 at 17h00, local time, for the following purposes:
1.	To elect seven directors.

2.	To ratify the selection of Deloitte & Touche (South Africa) as the independent registered public accounting firm for the fiscal year ending June 30, 2008.

3.	To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.
     Our Board of Directors has fixed the close of business on October 19, 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices, which is located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa during business hours for a period of ten days prior to the meeting.
     Your attention is directed to our annual report for the fiscal year ended June 30, 2007, which is enclosed with this proxy statement.

The Board of Directors,

Chief Executive Officer,
Chairman of the Board of Directors
Johannesburg, South Africa
October 26, 2007
WE CORDIALLY INVITE ALL SHAREHOLDERS TO ATTEND IN PERSON. HOWEVER,
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE
PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE
YOUR PROXY CARD AND VOTE IN PERSON.

NET 1 UEPS TECHNOLOGIES, INC.
President Place, 6th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg
South Africa

PROXY STATEMENT

General
     This proxy statement is being furnished to shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, in connection with the solicitation by our Board of Directors, or the Board, of proxies for use at the Annual Meeting of Shareholders to be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 30, 2007 at 17h00, local time, and at any adjournment or postponement of the annual meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING
          Solicitation
     We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.
     This proxy statement and the accompanying solicitation materials are being sent to our shareholders on or about October 29, 2007.
          Revocation of Proxies
     You may revoke your proxy at any time prior to the close of the polls at 23h00, Johannesburg time, on November 29, 2007 by (1) delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa, or (2) attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of October 19, 2007 in order to vote personally at the annual meeting.
          Record Date, Quorum and Voting Requirements
     Each holder of shares of our common stock and special convertible preferred stock outstanding on the close of business on October 19, 2007, the record date, is entitled to notice of and vote at the annual meeting or any adjournment thereof. There were 52,339,194 shares of common stock and 5,389,140 shares of special convertible preferred stock outstanding on the record date. The presence at the annual meeting, in person or by a proxy, of a majority of the total number of outstanding shares of common stock and special convertible preferred stock, or 28,864,168 shares, is necessary to constitute a quorum. Each share of common stock and special convertible preferred stock is entitled to one vote on all matters to be acted upon at the annual meeting. The common stock and the special convertible preferred stock vote together as one class. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, holders of record of common stock and special convertible preferred stock who are present at the annual meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the annual meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.
     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

     Under the rules that govern brokers who are voting with respect to shares held in a fiduciary capacity, brokers have the discretion to vote shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent registered public accountants.
     Broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter.
     All outstanding shares of common stock and special convertible preferred stock represented by valid and unrevoked proxies received in time for the annual meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. A shareholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by writing such nominee’s name on the proxy in the space provided. A shareholder may, with respect to each other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) ”ABSTAIN” from voting on the matter. If no instructions are given on a properly completed and returned proxy, the shares will be voted FOR the election of the named director nominees and FOR the ratification of the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2008.
     Our seven nominees will be elected by a plurality of votes. Withholding a vote as to any nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions have no effect, since approval by a specific percentage of the shares present or outstanding is not required. With respect to the proposal to ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm, the proposal will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal, and abstentions will not be taken into account in determining the outcome of the vote on this proposal.
     The Board knows of no additional matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board.
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The terms of office of each of our current directors will expire at the annual meeting or at such time as their successors shall be elected and qualified. The Board has determined to nominate for re-election each of our current directors (see “Information Regarding the Board and Board Committees” for information on all directors) for a one-year term expiring at the annual meeting of shareholders in 2008 or until their successors shall be duly elected and qualified.
     The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.
The Board recommends that you vote FOR election of each of its director nominees.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board has proposed that the firm of Deloitte & Touche (South Africa), or Deloitte, be selected to serve as independent registered public accounting firm for the fiscal year ending June 30, 2008. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.
     We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.
          The Board recommends a vote FOR ratification of Deloitte.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
MEMBERS OF THE BOARD
     The current members of our Board are as follows:

Dr. Serge C.P. Belamant 54 years old Director since 1997 Chairman and Chief Executive Officer	Dr. Serge C.P. Belamant has been our chief executive officer since October 2000 and the chairman of our Board since February 2003. From June 1997 until June 2004, Dr. Belamant served as chief executive officer and a director of Net 1 Applied Technology Holdings, or Aplitec, whose business was acquired by Net 1 in June 2004. From 1996 to 1997, Dr. Belamant served as a consultant in the development of Chip Off-Line Pre-Authorized Card, which is a Visa product. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty) Limited, a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the boards of a number of other companies that perform welfare distribution services and the provision of microfinance to customers. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS patent ranging from biometrics to gaming-related inventions. Dr. Belamant has more than 27 years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant holds a PhD in Information Technology and Management.

Herman Gideon Kotzé 38 years old Director since 2004 Chief Financial Officer, Secretary and Treasurer	Herman Gideon Kotzé has been our chief financial officer, secretary and treasurer since June 2004. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. In mid-1997 until October 1998, Mr. Kotzé worked for the Industrial Development Corporation of South Africa Limited as a business analyst. Mr. Kotzé served his articles from 1994 to 1996 at KPMG in Pretoria, South Africa, and in 1997 he became the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Mr. Kotzé is a member of the South African Institute of Chartered Accountants.

Christopher Stefan Seabrooke 54 years old Director since 2005 Chief Executive Officer of Sabvest Limited	Christopher Stefan Seabrooke has been a member of our Board since January 2005. Mr. Seabrooke has served on the board of directors of over twenty listed companies. Mr. Seabrooke is currently on the board of directors of the following five JSE Limited listed companies – chief executive officer of Sabvest Limited, a finance and investment group, non-executive chairman of Metrofile Holdings Limited and Setpoint Technology Holdings Limited, non-executive deputy chairman of Massmart Holdings Limited and a non-executive director of Datatec Limited, which is also listed on AIM in the UK. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the chairman of the South African State Theater and the deputy chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

Antony Charles Ball 48 years old Director since 2004 Chief Executive Officer of Brait Group	Antony Charles Ball has been a member of our Board since June 2004. Mr. Ball has held various senior leadership positions with the Brait Group, or Brait, since 1998 and has been the chief executive officer of Brait since October 1, 2006. Mr. Ball has led the raising and governance of a number of Brait’s private equity funds and is responsible for certain of its private equity investments. Prior to assuming his current position at Brait, Mr. Ball served as joint deputy chairman of Brait from 1998 to March 2000. Prior to joining Brait, Mr. Ball was the chief executive of Capital Partners, which was the predecessor company to Brait and which pioneered the private equity market in South Africa, from 1991 to 1998. Mr. Ball began his career with Deloitte & Touche Consulting (1986-1991), where he co-founded its Strategy Group. Mr. Ball is a member of the board of Brait S.A. and its subsidiaries. Mr. Ball has been designated as a director by South African Private Equity Fund III, L.P., an affiliate of Brait, or SAPEF, pursuant to a contractual arrangement.

Alasdair J. K. Pein 47 years old Director since 2005 Director of Southern Cross Capital UK Limited	Alasdair Jonathan Kemsley Pein has been a member of our Board since February 2005. Mr. Pein is a director of Southern Cross Capital UK Limited, which manages investment funds for Brenthurst Limited, an investment holding company for the Oppenheimer family interests. From 1994 until2002, Mr. Pein was President and CEO of Task (USA), Inc., a New York-based investment company. Mr. Pein also serves as a director of Arsenal Digital Solutions, a privately-held U.S. company that provides on-demand data protection services. Between 1989 and 1994, Mr. Pein worked in London for Bankers Trust International mergers and acquisitions team and then at Gilbert Elliot Corporate Finance. Mr. Pein is a qualified South African chartered accountant and completed his articles with Deloitte & Touche (South Africa) in Johannesburg in 1987. Mr. Pein has been designated as a director by SAPEF pursuant to a contractual arrangement.

Paul Edwards 53 years old Director since 2005 Executive Chairman of Merryn Capital	Paul Edwards has been a member of our Board since July 2005. Mr. Edwards is the executive chairman of Merryn Capital, a privately-owned financial services group. From 2002 to 2005, Mr. Edwards was executive chairman of Chartwell Capital Group. In January 2005, Mr. Edwards was appointed non-executive chairman of Starcomms Limited, a Nigerian telecommunications operator. Prior to that, Mr. Edwards was the chief executive officer of MTN Group, a pan-African mobile operator. Between 1999 and 2001, Mr. Edwards was the chief executive officer of the Johnnic Group in South Africa, of which the MTN Group was a subsidiary. Between 1995 and 1999, Mr. Edwards was the chief operating officer of MEASAT Broadcast Network, a Malaysian-based regional pay television operator. Between 1993 and 1995, Mr. Edwards was executive vice president of satellite television broadcaster Star TV, based out of Hong Kong. Between 1989 and 1993, Mr. Edwards was chief executive officer of Multichoice, Africa’s leading pay television operator. Mr. Edwards has a BSc and an MBA from the University of Cape Town.

Florian P. Wendelstadt 40 years old Director since 2005 Managing Director of General Atlantic LLC	Florian P. Wendelstadt has been a member of our Board since August 2005. Mr. Wendelstadt has been a Managing Director of General Atlantic LLC, or GA, a global private equity firm that provides capital for growth companies driven by information technology or intellectual property, since December 2000. Mr. Wendelstadt also serves as a director of Liberata Limited, TorexRetail Ltd, Global Collect NV and Saxo Bank A/S. Mr. Wendelstadt has a BA in Economics from Passau University in Germany and a MBA from the European School of Management. Mr. Wendelstadt serves as a director on our Board pursuant to a contractual arrangement between us and investment entities affiliated with GA pursuant to which GA is entitled to designate one person to serve on our Board.
MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE
     Our Board held meetings on eight occasions during the fiscal year ended June 30, 2007. Each director attended or participated in more than 75% of the aggregate number of meetings of the Board and meetings of those committees of the Board on which such director served during the year. It is our policy to have each director attend the meetings of shareholders. Four of our directors attended last year’s annual meeting. The non-management directors meet regularly without any management directors or employees present. These meetings are held on the same day as the audit committee or board of director meetings and the chairperson of these meetings is currently Mr. Seabrooke.

     The Board has concluded that Messrs. Seabrooke, Pein, Edwards and Wendelstadt are “independent” as defined under Nasdaq Rule 4350(c) and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the Exchange Act, as that term relates to membership on the Board and the various Board committees. Mr. Ball is an “independent” director as defined under Nasdaq rules but is not eligible to serve on our Audit Committee, under Rule 10A-3(b)(1). The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The Board has adopted a charter for each of these committees, copies of which are available on our website at www.net1ueps.com or upon request made by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa or by telephone to our Investor Relations Department at (604) 484-8750.
COMMITTEES OF THE BOARD
     The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit	Remuneration	Governance
Director	Committee	Committee	Committee
Antony C. Ball		X	X
Dr. Serge C.P. Belamant (#)
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alasdair J.K. Pein	X	X *	X
Christopher S. Seabrooke	X *	X	X *
Florian P. Wendelstadt		X	X

#	Executive

*	Chairperson
          Audit Committee
     The Audit Committee consists of Messrs. Seabrooke, Pein and Edwards. The Board has determined that Mr. Seabrooke is an “Audit Committee financial expert” as that term is defined in applicable SEC rules, and that all three members meet Nasdaq’s financial literacy criteria. The Audit Committee held eight meetings during the 2007 fiscal year. The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our independent auditors and of the internal audit function; and

•	our systems and disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by us.
     The Audit Committee operates under a written charter adopted by the Board, which is available without charge on our website, www.net1ueps.com under the “Financial Info – Corporate Governance” section.

          Remuneration Committee
     The Remuneration Committee consists of Messrs. Pein, Seabrooke, Edwards, Wendelstadt and Ball. The Remuneration Committee held four meetings during the 2007 fiscal year. The Remuneration Committee has the following responsibilities, authority and duties:
•	assist management in developing and, when appropriate, recommend to the Board the design of compensation policies, strategies, plans and programs, and disclosure relating to these matters;

•	administer our stock option, stock incentive and other equity compensation plans;

•	review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including employment contracts, change-in-control provisions and severance arrangements;

•	review and approve performance goals and objectives relevant to the compensation of our chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives;

•	make recommendations to the Board regarding director compensation; and

•	set the compensation of our executive officers.
     The Remuneration Committee operates under a written charter adopted by the Board, which is available without charge on our website, www.net1ueps.com under the “Financial Info – Corporate Governance” section.
          Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of Messrs. Seabrooke, Ball, Pein, Edwards and Wendelstadt. The Board has determined that each of the members of the committee is independent in accordance with applicable Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings during the 2007 fiscal year. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•	monitor the composition, size and independence of the Board;

•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board;

•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board;

•	make recommendations regarding proposals submitted by our shareholders;

•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;

•	develop and monitor compliance with our corporate governance guidelines; and

•	make recommendations to the Board regarding management succession planning and corporate governance best practices.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available without charge on our website, www.net1ueps.com under the “Financial Info – Corporate Governance” section.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Our Remuneration Committee consists of Messrs. Alasdair J. K. Pein, the committee’s chairperson, Christopher S. Seabrooke, Florian P. Wendelstadt and Antony C. Ball. None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board or remuneration committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.
     Pursuant to the common stock purchase agreement, dated January 30, 2004, between us and SAPEF, SAPEF is entitled to designate three nominees to our Board. SAPEF informally agreed to reduce the number of its designated nominees from three to two due to the reduction in the number of our shares that SAPEF holds. Messrs. Ball and Pein currently serve on our Board as SAPEF’s designees.
     Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. This designee is currently Mr. Wendelstadt. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
     The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. The committee will consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee may also take into account the benefits of diverse viewpoints, as well as the benefits of constructive working relationships among directors.
     The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.
     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with our by-laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD
     Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:
Net 1 UEPS Technologies, Inc.
Board of Directors
P O Box 2424
Parklands, 2121
Gauteng, South Africa
Fax: 27 11 880 7080
     The corporate secretary shall transmit any communication to the Board as soon as practicable upon receipt, unless there are safety or security concerns that mitigate against further transmission. The Board, or individual director(s), as applicable, shall be advised of any communication as soon as practicable. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.
CORPORATE GOVERNANCE GUIDELINES
     The Board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to comport with industry practice. This will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1ueps.com.
CODE OF ETHICS
     The Board has adopted a written code of ethics, a copy of which is available upon request made either by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa or by telephone to our Investor Relations Department at + 1 604 484-8750. We require all directors, officers, employees, contractors, consultants and temporary staff to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. A copy of our code of ethics is available on our website at www.net1ueps.com. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.
COMPENSATION OF DIRECTORS
     Directors who are also executive officers do not receive separate compensation for their services as directors. Certain directors who are not executive officers receive compensation as described below.
     Mr. Seabrooke received annual compensation of USD74,300 (ZAR 525,000) for his services as a non-executive director and chairman of various of our Board committees for the year ended June 30, 2007. The Remuneration Committee has approved annual compensation of USD100,000 for Mr. Seabrooke’s services for the year ending June 30, 2008. Upon his appointment to the Board in 2005, Mr. Seabrooke received options to purchase 41,667 shares of our common stock.

     Mr. Edwards received annual compensation of USD51,300 (ZAR 367,500) for his services as non-executive director for the year ended June 30, 2007. The Remuneration Committee has approved annual compensation of USD65,000 for Mr. Edwards’ services for the year ending June 30, 2008. Upon his appointment to the Board in 2005, Mr. Edwards received options to purchase 41,667 shares of our common stock.
     Compensation paid to Messrs. Seabrooke and Edwards was determined after analyzing the annual compensation of non-executive directors of U.S.-listed transaction processor companies with market capitalizations comparable to ours. The analysis for the 2008 fiscal year was performed in August 2007 and the peer group comprised: Moneygram International, Heartland Payments, Global Payments, Inc., Wright Express Corp., and Euronet Worldwide, Inc. The peer group composition used for determining our non-executive directors’ compensation is different from the peer group used to determine our executive officers’ compensation as discussed in the “Compensation Discussion and Analysis” portion of this proxy statement because of the consolidation in the payment processor sector which has occurred since February 2007 when our executive officers’ compensation was determined. Messrs. Seabrooke and Edwards receive a fixed annual fee for their services.
     Messrs. Ball and Pein serve as directors pursuant to an agreement between us and investment entities affiliated with Brait S.A. Upon their appointment to the Board in 2005, each of Mr. Ball and Mr. Pein received options to purchase 41,667 shares of our common stock.
     Mr. Wendelstadt serves as a director pursuant to an agreement between us and investment entities affiliated with GA. Under this agreement, we are required to reimburse Mr. Wendelstadt’s travel and accommodation expenses incurred in connection with his attendance at our Board and committee meetings. Although Mr. Wendelstadt traveled regularly to attend meetings, he did not claim any reimbursements in the fiscal 2007 year.
COMPENSATION DISCUSSION AND ANALYSIS
          Overview
     The goal of our executive compensation program is the same as our goal for operating the company—to create long-term value for our shareholders. To achieve this goal, we seek to reward our executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers. This section of the proxy statement explains how our compensation program is designed and operates in practice with respect to the four individuals who comprise our executive officers—our Chief Executive Officer, our Chief Financial Officer, our Senior Vice President-Marketing and Sales and our Senior Vice President-Information Technology. Our executive officers have the broadest job responsibilities and are the only individuals who have policy-making authority.
     Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us. We adjust the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions and compensation practices of other US and South African public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long-term.

          Compensation Objectives
     Performance. Each of our executive officers has had a long and distinguished career with us. We reward excellent performance by our executive officers and motivate them to continue to produce superior, long-term results through a combination of cash bonuses, incentive payments that depend on achievement of pre-defined levels of financial and operating goals and equity awards in the form of stock options or restricted stock that derive their value from increases in our share price and/or satisfaction of other financial performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication and leadership and management effectiveness. Equity incentive compensation focuses on achievement of longer term results.
     Alignment. We seek to align the interests of our executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe correlate to long-term shareholder value. Financial measures include growth in revenues, EBITDA and earnings per share (on both a South African rand and U.S. dollar basis), while non-financial measures include international expansion of our UEPS technology and the achievement of strategic operational goals. The elements of our compensation package that we believe align these interests most closely are stock option awards which increase in value as our stock price increases and restricted stock awards which vest over time and upon the satisfaction of our performance goals.
     Retention. Management and the Remuneration Committee recognize that the talent pool in South Africa is more limited than in other more developed countries. Therefore, retention is a key objective of our executive compensation program. We attempt to retain our key employees, including our executive officers, by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The extended vesting terms of stock options and restricted stock awards have the effect of tying this element of compensation to continued service with us.
          Implementing our Objectives
     Process for Determining Compensation. A substantial amount of the Remuneration Committee’s responsibilities and efforts relate to the determination of compensation for our executive officers. The Remuneration Committee obtains compensation data compiled from executive compensation surveys as well as data gathered from annual reports and proxy statements of companies that it selects as a “peer group” for executive compensation analysis purposes. The Remuneration Committee’s goal is that the total cash compensation for our executive officers be at the 75th percentile and the overall equity compensation for executive officers should be within the range of the 50th to 75th percentiles when our financial performance equals the average of our peer group companies. Because of the high proportion of cash compensation that is at risk, the Remuneration Committee reserves the right to adjust total cash compensation to be higher or lower, when our financial performance exceeds that of our peer group companies or is lower than that of our peer group companies, as the case may be. Our peer group consists of payment processing companies generally considered comparable to us as well other companies within the information technology sector and those engaged in emerging markets. The Remuneration Committee’s intent generally is to choose peer group members that have one or more attributes significantly similar to us, such as that of being a payment systems provider. Our peer group, which includes both United States and United Kingdom listed companies, consists of the following companies: Ceridian Corporation, Checkfree Services Corp., Global Payments, Inc., MoneyGram International, Datatec Ltd. and Dimension Data Holdings Plc.

     The Remuneration Committee’s process for determining compensation includes an analysis, for each executive officer, of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies. The Remuneration Committee sets the compensation of our Chief Financial Officer based on the total compensation package of our Chief Executive Officer. Specifically, the Remuneration Committee’s goal is to set our Chief Financial Officer’s compensation at approximately 35-40% of our Chief Executive Officer’s total compensation package. Each of our other executive officers’ compensation is then set at approximately 50% of the compensation of our Chief Financial Officer. Because the Remuneration Committee considers international comparables in its compensation analysis for both our Chief Executive Officer and Chief Financial Officer, their total compensation packages are denominated in U.S. dollars but paid in South African Rand at the exchange rate in effect at the time of payment. Our other executive officers’ compensation packages are also denominated in U.S. dollars and paid in South African Rand at the exchange rate in effect at the time of payment. In the first and second quarters of each year, the Remuneration Committee establishes base salaries and sets the short term variable bonus remuneration targets and payment criteria, as well as how the achievement of such criteria affects the achievement of variable compensation. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.
     Before the Remuneration Committee makes decisions on compensation for the year, it discusses with our Chief Executive Officer each executive officer’s performance during the year, his or her accomplishments and specific areas of progress. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance (with due regard to the operational environment) and targets that have been set for a particular performance period. The executive officers are then evaluated based on their individual performance during the fiscal year. The Chief Executive Officer makes a recommendation to the Remuneration Committee on each executive officer’s compensation, except for his own and the Chief Financial Officer’s compensation. Executive officers do not propose or seek approval for their own compensation. Our Chief Executive Officer’s and Chief Financial Officer’s annual performance review is developed by the Remuneration Committee as a whole. For our Chief Executive Officer’s and Chief Financial Officer’s reviews, formal feedback is received from the independent directors.
     The independent directors perform reviews, which are completed and presented to the Chief Executive Officer before the Remuneration Committee determines base salary, bonus and incentive award targets and equity awards. In determining base salary, target bonus amounts and equity awards, the Remuneration Committee reviews our performance as well as individual performance information and our peer group executive compensation data.
     The Remuneration Committee also consults with management regarding non-executive officer employee compensation and is responsible for approving all awards under our Amended and Restated 2004 Stock Incentive Plan.

     Equity Grant Practices. We believe that long-term performance is achieved through a culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of stock options and restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We have granted equity awards primarily through our Amended and Restated 2004 Stock Incentive Plan, which was adopted by our Board of Directors and approved by our shareholders, to permit the grant of stock options and other stock-based awards to our employees, directors and consultants. Options granted under the said plan vest ratably over a period of five years after grant unless otherwise provided in a particular award agreement and have ten-year terms from the date of grant. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current total compensation package (which includes salary, potential bonus and cash incentive plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of grants available for executive compensation pursuant to our Amended and Restated 2004 Stock Incentive Plan. As discussed in more detail below under “Elements of 2007 Compensation”, the Remuneration Committee has not yet established a regular cycle of equity grants. Since we became a Nasdaq-listed company in August 2005, the Remuneration Committee has approved one grant of options to executive officers and other employees (in August 2006) and one grant of restricted stock to executive officers and other employees (in August 2007).
     We adopted FASB Statement No. 123 (revised 2004), Share-Based Payments (“FAS 123R”) at the beginning in fiscal 2006 and, therefore, record stock-based compensation charges over the vesting term of the equity award. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that combining grants of stock options and restricted stock effectively balances our objective of focusing our employees, including our executive officers, on delivering long-term value to our shareholders, with our objective of providing value to our employees with the equity awards. Stock options have value only to the extent that our stock price on the date of exercise exceeds the stock price on the date of grant, and thus are an effective compensation tool only if the stock price appreciates during the vesting term. In this sense, stock options are a motivational tool. Awards of restricted stock that include financial performance-based vesting over a stated period of time not only serve to encourage retention and motivate our employees for superior performance but also mitigate the effects of share price volatility and changes in the currency exchange rates. Such changes in the currency exchange rates affect our reported results of operations because our functional currency is the South African Rand and we report in U.S. dollars.
     No Employment Agreements. Our executive officers are employed on an “at will” basis, without employment agreements, severance payment arrangements (except as required by local labor laws), or payment arrangements that would be triggered by a change in control. The absence of such arrangements enables us to terminate the employment of our executive officers with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. We do have restraint of trade agreements with each of our executive officers. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.

     Considerations Regarding Tax Deductibility of Compensation. Section 162(m) of the U.S. tax code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of its executive officers (other than the Chief Financial Officer, to whom these limits do not currently apply). Certain qualified performance-based compensation is not subject to this deduction limit. Our stock option awards under the Amended and Restated 2004 Stock Incentive Plan have been structured with the intention that the compensation the executives will realize when the stock options are exercised will be qualified performance-based compensation not subject to the limitations imposed by Section 162(m). However, to maintain flexibility in compensating our executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. For example, the bonuses and non-equity incentive compensation payments made to our executive officers are not qualified performance-based compensation and may be subject to the tax deduction limitations imposed by Section 162(m). Similarly, the restricted stock granted to our executive officers, the vesting of which is conditioned upon satisfaction our performance goals, may be subject to the tax deductibility limitations imposed by Section 162(m) because the Remuneration Committee retained flexibility to adjust the performance goals to reflect extraordinary events. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.
     Compensation Consultants. Neither we nor the Remuneration Committee have any contractual arrangement with any compensation consultant or used the services of any compensation consultant who has a role in determining or recommending the amount or form of executive officer compensation.
          Elements of 2007 Compensation
     There are four elements that comprised our compensation program in fiscal 2007: (i) base salary; (ii) cash incentive awards for our Chief Executive Officer and Chief Financial Officer; (iii) bonus and (iv) equity incentive awards. In addition, we cover all costs for security guards for our Chief Executive Officer. We did not provide any other type of compensation, retirement, healthcare, or welfare benefits to any of our executive officers.
     Base Salary. Salaries for fiscal 2007 were set in November 2006 after a review of our peer group companies described above. The 2007 base salaries were set in accordance with the peer group analysis discussed above. However, in January 2007, the Remuneration Committee approved an increase in our Chief Executive Officer’s base salary after reviewing compensation data of chief executive officers of comparable companies, including those in our peer group.

     Cash Incentive Awards. During fiscal 2007, the Remuneration Committee established a cash incentive plan for the Chief Executive Officer and the Chief Financial Officer pursuant to which these officers became eligible to receive a cash incentive payment of up to 100% and 75%, respectively, of their respective annual salaries upon the achievement of certain performance targets with respect to the 2007 fiscal year. In determining the cash incentive awards for the Chief Executive Officer and Chief Financial Officer, the Remuneration Committee set certain separate quantitative and qualitative criteria for each such executive officer. With respect to the Chief Executive Officer, 60% of the cash incentive award was based on pure EPS growth of 20% - 25% (after reversing the stock-based compensation charge, amortization of intangible assets and costs related to an acquisition that we ultimately decided not to pursue) with a weighting between USD and ZAR, respectively, of 60%/40%. The Remuneration Committee determined that 40% of the cash incentive award to be granted to the Chief Executive Officer would be based on the achievement of certain qualitative goals including: (i) achievement of operational milestones, (ii) the successful integration of key staff, (iii) appointment of a chief operating officer and (iv) further international progress. Likewise, with respect to the Chief Financial Officer, 70% of the cash incentive award was based on pure EPS growth of 20% — 25% (after reversing the stock-based compensation charge, amortization of intangible assets and costs related to an acquisition that we ultimately decided not to pursue) with a weighting between USD and ZAR, respectively, of 60%/40%. The Remuneration Committee also determined that 30% of the cash incentive award to be granted to the Chief Financial Officer would be based on the achievement of certain qualitative goals including: (i) integration of Prism Holdings senior accounting staff into our operations, and (ii) the successful performance of such tasks as the Chief Executive Officer may reasonably require of the Chief Financial Officer.
     Following the end of fiscal 2007, the Remuneration Committee determined that the quantitative requirements had been satisfied and that the qualitative requirements had been sufficiently achieved by each of the Chief Executive Officer and the Chief Financial Officer to justify full cash incentive awards, which were subsequently paid in September 2007. Aside from our achieving the required EPS growth, the Remuneration Committee also considered certain qualitative achievements in the 2007 fiscal year in its decision to grant the full cash incentive awards to the Chief Executive Officer and the Chief Financial Officer which included (i) advancements in international growth such as the implementation of new UEPS systems, particularly in developing economies outside our current markets in South Africa, (ii) operational efficiencies in South Africa, (iii) guidance and input provided in the SASSA tender response and (iv) time spent by our executives on the acquisition we ultimately decided not to pursue.
     The Remuneration Committee has tentatively agreed to similar quantitative requirements for the 2008 fiscal year and is in the process of finalizing the qualitative requirements for the 2008 fiscal year.
     Bonus. Bonuses may be awarded for accomplishments during the previous fiscal year and are designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness. Likewise, with respect to the Chief Executive Officer and the Chief Financial Officer, bonuses may be paid for performance based on factors external to the ones considered in determining the payment of the cash incentive awards described above. Bonuses are determined by the Remuneration Committee with advice from management, based upon the Remuneration Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Remuneration Committee. The goal of this element of compensation focuses on motivating and challenging the executive to achieve superior, longer term, sustained results. The Remuneration Committee did not grant any bonus awards in the 2007 fiscal year to our Chief Executive Officer and Chief Financial Officer as it is of the opinion that the cash incentive awards adequately compensated these executives. Our Vice-President – Sales and Marketing and Vice-President – Information Technology received bonuses as a result of their contributions to our advancements in international growth and development of new innovative products.

     Equity Incentive Awards. On August 24, 2006, our executive officers were awarded stock options to purchase an aggregate of 160,000 shares of our stock under the Plan in the amounts indicated in the section below entitled “Grants of Plan-Based Awards in 2007 Fiscal Year.” In addition, employees who were not executive officers received grants of stock options to purchase 409,120 shares. All of these awards were contingent upon shareholder approval, which was obtained, of an amendment and restatement of our 2004 Stock Incentive Plan, which, among other things, increased the number of shares available for grant thereunder. The August 2006 grants represented the first equity awards granted since June 2004 when we completed the acquisition of Aplitec. After the 2004 grants, there remained no additional shares available for grant under the 2004 Stock Incentive Plan. The August 2006 grants were approved at a regularly scheduled meeting of the Remuneration Committee at which time the Committee also approved an increase in the number of shares available under the 2004 Stock Incentive Plan, subject to shareholder approval.
     The stock options granted in August 2006 vest in 20% increments on May 8th of 2007, 2008, 2009, 2010 and 2011, so long as the recipient remains employed with us through the applicable vesting date. In August 2007, the Remuneration Committee approved grants of 591,500 shares of restricted stock (145,000 shares of which were granted to the executive officers). The primary purpose of these grants was to encourage retention and reward our positive financial performance. One-third of the award shares will vest on each of September 1, 2009, 2010 and 2011. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and our achieving the financial performance target set for that vesting date. The vesting provisions of the August 2006 stock option awards and the August 2007 restricted stock awards are described more fully below the Grants of Plan-Based Awards Table on page 19 of this proxy statement.
REMUNERATION COMMITTEE REPORT
For the Year Ended June 30, 2007
     The Remuneration Committee, which comprises all the independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including the Chief Executive Officer, Dr. Serge C.P. Belamant, and the Chief Financial Officer, Herman G. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Alasdair J.K. Pein
Christopher Stefan Seabrooke
Antony Charles Ball
Paul Edwards
Florian P. Wendelstadt
     The following narrative, tables and footnotes describe the “total compensation” earned during fiscal 2007 by our executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our executive officers in fiscal 2007 or the target compensation of our executive officers in fiscal 2007. The actual value realized by our executive officers in fiscal 2007 from long-term equity incentives (options and restricted stock) is presented in the Options Exercised and Stock Vested Table on page 22 of this proxy statement. Target annual incentive awards for fiscal 2007 are presented in the Grants of Plan-Based Awards table on page 19 of this proxy statement. The amounts reflected in the Summary Compensation Table for stock awards and option awards are the non-cash expense recognized by us for financial statement reporting purposes with respect to fiscal 2007 for all such awards, including those granted in prior fiscal years, in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE (1)
     The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our two other executive officers for services rendered during the 2007 fiscal year.

				Non-
				Equity
				Incentive	All
				Plan	Other
			Option	Compen-	Compen-
	Salary	Bonus	Awards	sation	sation
Name and	($’000)	($’000)	($’000)	($’000)	($’000)	Total
Principal Position	(2)	(3)	(4)	(3)	(5)	($’000)
Dr. Serge Belamant, Chief Executive Officer, Chairman of the Board and Director	725	—	79	725	39	1,568

Herman Kotzé, Chief Financial Officer and Director	350	—	35	263	—	648

Brenda Stewart, Vice-President – Sales and Marketing	260	65	25	—	—	350

Nitin Soma, Vice-President – Information Technology	230	58	20	—	—	308

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the executive officers in fiscal 2007. All other columns have been omitted.

(2)	The applicable amount for each executive officer is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment.

(3)	Bonus and non-equity incentive plan compensation represent amounts earned for the fiscal year ended June 30, 2007 and paid in September 2007. The amounts for each executive officer are denominated in USD, however, 50% of the bonus and non-equity incentive plan is paid in USD and the remaining 50% is paid in ZAR at the exchange rate in effect at the time of payment.

(4)	Represents actual stock-based compensation charge related to stock options granted under the Amended and Restated 2004 Net 1 UEPS Technologies, Inc. Stock Incentive Plan on August 24, 2006 to the executive officers. The amounts are valued based on the grant date fair value of the award determined under FAS 123R. See note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2007 for the relevant assumptions used in calculating grant date fair value under FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards Table on page 19 of this proxy statement.

(5)	Represents costs for security guards which is paid in South African Rand.

GRANTS OF PLAN-BASED AWARDS
     The following table provides information concerning awards under our Amended and Restated 2004 Stock Incentive Plan and non-equity incentive awards granted during fiscal 2007 to each of our executive officers.

											Grant
											Date
											Fair
		Estimated Future			Estimated Future				All Other		Value
		Payouts			Payouts			All Other	Option		of
		Under Non-Equity			Under Equity			Stock	Awards:	Exercise	Stock
		Incentive			Incentive Plan			Awards:	Number of	or Base	and	Market
		Plan Awards			Awards			Number	Securities	Price of	Option	Close
		Thres-		Maxi-	Thres-		Maxi-	of Shares	Under-	Option	Awards	Price
	Grant	hold	Target	mum	hold	Target	mum	of Stock	lying	Awards	($’000)	($/Sh)
Name	date(1)	($’000)	($’000)	($’000)	($’000)	($’000)	($’000)	or Units	Options	($/Sh)	(4)	(5)
Dr. Serge Belamant	8/24/2006	n/a	n/a	n/a	n/a	n/a	n/a	—	80,000	$22.51	438	24.15
(2)	2/07/2007	290	725	725	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Herman Kotzé	8/24/2006	n/a	n/a	n/a	n/a	n/a	n/a	—	35,000	$22.51	192	24.15
(3)	2/07/2007	79	263	263	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Brenda Stewart	8/24/2006	n/a	n/a	n/a	n/a	n/a	n/a	—	25,000	$22.51	137	24.15

Nitin Soma	8/24/2006	n/a	n/a	n/a	n/a	n/a	n/a	—	20,000	$22.51	110	24.15

(1)	All the options reflected in this table were granted on August 24, 2006, but were subject to shareholder approval of the amendment and restatement of the 2004 Stock Incentive Plan, which increased the number of shares available for grant under the Plan. Shareholder approval was obtained at our annual meeting of shareholders held on December 1, 2006.

(2)	The Remuneration Committee approved a cash incentive plan providing for a payment of 100% of annual base salary, or $725,000, if the following quantitative and qualitative requirements were met by Dr. Belamant during our fiscal 2007 year:
Quantitative: 60% of the cash incentive award based on pure EPS growth of 20% — 25% (after reversing the stock-based compensation charge, amortization of intangible assets and costs related to an acquisition that we ultimately decided not to pursue) with a weighting between USD and ZAR, respectively, being 60%/40%.
Qualitative: 40% of the cash incentive award was awarded at the discretion of the Remuneration Committee having regard to the following:
•	achievement of operational milestones;

•	integration of key staff;

•	appointment of a chief operating officer; and

•	further international progress.
The achievement of the qualitative requirement only represents the minimum amount payable (Threshold $’000) for a certain level of performance. Our Remuneration Committee determined that Dr. Belamant satisfied the quantitative requirements and that the qualitative requirements had been sufficiently achieved to justify his full cash incentive award which was paid in September 2007.

(3)	The Remuneration Committee approved a cash incentive plan providing for a payment of 75% of base annual salary, or $350,000, if the following quantitative and qualitative requirements were met by Mr. Kotzé during our fiscal 2007 year:
Quantitative: 70% of the cash incentive award based on pure EPS growth of 20% — 25% (after reversing the stock-based compensation charge, amortization of intangible assets and costs related to an acquisition that we ultimately decided not to pursue) with a weighting between USD and ZAR, respectively, being 60%/40%.
Qualitative: 30% of the cash incentive award was awarded at the discretion of the Remuneration Committee having regard to the following:
•	integration of Prism senior accounting into our operations; and

•	performance of such tasks as Dr. Belamant may reasonably require.
The achievement of the qualitative requirement only represents the minimum amount payable (Threshold $’000) for a certain level of performance. Our Remuneration Committee determined that Mr. Kotzé met all quantitative and qualitative requirements and his full cash incentive award was paid in September 2007.
(4)	Represents the grant date fair value of stock options granted on August 24, 2006 computed in accordance with FAS 123R.

(5)	The exercise price of these option awards differs from the closing market price on the date of grant. The exercise price was determined based on the average of the high and low price of our common stock on the date of grant.
     The stock options granted in August 2006 have a ten-year term and vest in 20% increments on May 8th of 2007, 2008, 2009, 2010 and 2011, so long as the recipient remains employed with us through the applicable vesting date. In determining the vesting dates of equity-based awards granted in 2006, the Remuneration Committee was mindful of current South African tax law, which applies to substantially all of our employees, and which subjects employees to taxation when their options become exercisable, regardless of whether the options have been exercised. Therefore, the Remuneration Committee believes that it is important to provide employees, especially non-executive officer employees, with the ability to exercise their options and sell the underlying shares shortly after vesting in order to provide the employees with cash to pay their income taxes. However, since most non-executive officer employees do not as a practical matter have access to brokers who can assist them in a sale of their shares, the Remuneration Committee believes that it would be beneficial for employees if we were to facilitate annual block trades of shares acquired upon exercise. Thus, the Remuneration Committee selected May 8 as the annual vesting date because it was anticipated to be several days after release of our third quarter earnings report and therefore, sales of shares at or about that time would not be subject to restrictions on trading under our insider trading policy.

     In August 2007, the Remuneration Committee approved grants of 591,500 shares of restricted stock (145,000 shares of which were granted to the executive officers). The primary purpose of these grants was to encourage retention and reward our positive financial performance. One-third of the award shares will vest on each of September 1, 2009, 2010 and 2011. Vesting of the award shares is conditional upon each recipient’s continuous service through the applicable vesting date and our achieving the financial performance target set for that vesting date. Specifically, the financial performance targets were set based on a 20% increase, compounded annually, in fundamental earnings per share (diluted) (expressed in South African rand) above the fundamental EPS for the fiscal year ended June 30, 2007; provided, however, that in the case of Dr. Belamant and Mr. Kotzé, the annual required increase is 25% rather than 20%. For this purpose, fundamental EPS are calculated by adjusting GAAP earnings per share (diluted) (as reflected in our audited consolidated financial statements) to exclude the effects related to the amortization of intangible assets, stock-based compensation charges, one-time, large, unusual expenses as determined in the discretion of the Remuneration Committee, and assuming a constant tax rate of 30%. If the fundamental EPS for the specified fiscal year does not equal or exceed the fundamental EPS target for such year, no award shares will vest or become nonforfeitable on the corresponding vesting date. Any award shares that do not vest and become nonforfeitable because the fundamental EPS target is not met for the specified fiscal year remain outstanding and are available to vest and become nonforfeitable as of a subsequent vesting date if the fundamental EPS target for a subsequent fiscal year is met; provided that the recipient’s service continues through such subsequent vesting date. Any outstanding award shares that have not vested and become nonforfeitable as of September 1, 2011, will be forfeited by the recipient on September 1, 2011 and transferred to us for no consideration.
     The fundamental EPS targets will be proportionately adjusted by the Remuneration Committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant. The Remuneration Committee, in its sole discretion, may adjust the targets as it considers in good faith to be appropriate to reflect “extraordinary items” including, without limitation, the charges or costs associated with our restructuring, discontinued operations, other unusual or nonrecurring items, and the cumulative effects of accounting changes.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
     The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2007. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the closing price of US$24.15 of our common stock on June 29, 2007, the last trading day of the fiscal year.

			Equity
		Number	Incentive
		of	Plan				Market
	Number of	Securities	Awards:				Value of
	Securities	Under-	Number of			Number	Shares or
	Underlying	lying	Securities			of Shares	Units of
	Unexer-	Unexer-	Underlying			or Units	Stock
	cised	cised	Unexer-	Option		of Stock	That
	Options (#)	Options	cised	Exercise	Option	That	Have Not
	Exercisable	(#)	Unearned	Price	Expiration	Have Not	Vested
Name	(1)	Unexercisable	Options (#)	($)	Date	Vested	($’000)
Dr. Serge Belamant	16,666	16,670	n/a	$3.00	6/7/2014	16,670	403
	16,000	64,000	n/a	$22.51	8/24/2016	64,000	1,546

Herman Kotzé	16,666	16,670	n/a	$3.00	6/7/2014	16,670	403
	7,000	28,000	n/a	$22.51	8/24/2016	28,000	676

Brenda Stewart	16,666	16,670	n/a	$3.00	6/7/2014	16,670	403
	5,000	20,000	n/a	$22.51	8/24/2016	20,000	483

Nitin Soma	16,666	16,670	n/a	$3.00	6/7/2014	16,670	403
	4,000	16,000	n/a	$22.51	8/24/2016	16,000	386

(1)	The remaining $3.00 options vest on June 7, 2008 and the remaining $22.51 options vest in 20% increments on May 8, 2008, 2009, 2010 and 2011, respectively.
OPTIONS EXERCISED AND STOCK VESTED
     The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2007.

	Stock options		Stock awards
	Number of Shares		Number of Shares
	Acquired on	Value	Acquired on	Value
	Exercise	Realized on	Vesting	Realized on
Name	(#)	Exercise ($’000)	(#)	Vesting ($)
Dr. Serge Belamant	—	—	n/a	n/a

Herman Kotzé	—	—	n/a	n/a

Brenda Stewart	—	—	n/a	n/a

Nitin Soma	16,666	339	n/a	n/a

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with our employees, including the executive officers. Accordingly, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our executive officers had terminated on June 30, 2007. We do not have any on-going obligation to provide post-termination benefits to our employees after termination of employment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Review and Approval of Related Person Transactions
     We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.
     Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
          Related Party Transactions
     Pursuant to the common stock purchase agreement, dated January 30, 2004, between us and SAPEF, SAPEF is entitled to designate three nominees to our Board. SAPEF has informally agreed to reduce the number of its designated nominees from three to two due to the recent reduction in the number of our shares that SAPEF holds. Messrs. Ball and Pein currently serve on our Board as SAPEF’s designees.

     Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. This designee is currently Mr. Wendelstadt. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.
     We are currently negotiating a registration rights agreement with SAPEF and GA.
AUDIT AND NON-AUDIT FEES
               The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the years ended June 30, 2007 and 2006.

	Year ended June 30,
	2007	2006
	$ ‘000	$ ‘000
Audit Fees	1,289	1,529
Audit-Related Fees	—	—
Tax Fees	—	22
All Other Fees	—	—
               Audit Fees – This category includes the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, the Sarbanes-Oxley Act of 2002 required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
               Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the years ended June 30, 2007 or 2006.
               Tax Fees – This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the year ended June 30, 2007.
               All Other Fees – There were no such fees paid in the year ended June 30, 2007 or 2006.
          Pre-Approval of Non-Audit Services
     Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal 2007, all of the audit, audit-related, tax and other services provided by Deloitte with respect to fiscal year 2007 were pre-approved by the Board and the Audit Committee.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1ueps.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein and Edwards. The committee selects, subject to shareholder ratification, our independent registered public accounting firm.
     Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche (South Africa), or Deloitte, our independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU §380), as may be modified or supplemented. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.
     Deloitte also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte the firm’s independence. The committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.
     Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the SEC.

Audit Committee

Christopher S. Seabrooke, Chairman
Alasdair J. K. Pein
Paul Edwards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table presents, as of October 19, 2007, information about beneficial ownership of our common stock by:
•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
     Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 52,339,194 shares of common stock and 5,389,140 shares of special convertible preferred stock outstanding as of October 19, 2007. All shares of common stock into which any named person can cause to be converted their special convertible preferred stock and all shares of common stock underlying stock options that are presently exercisable or exercisable within 60 days after October 19, 2007 by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Each share of our outstanding special convertible preferred stock votes together with our common stock on a one vote per share basis. Voting power percentage is based on an aggregate 57,728,334 shares of common stock and special convertible preferred stock outstanding as of October 19, 2007.
     Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common		Voting
	Stock Beneficially Owned		power
Name	Number	%	%
Antony C. Ball(1)	16,666	*	*
Dr. Serge C.P Belamant(2)	2,174,287	4.1%	3.8%
Paul Edwards(1)	16,666	*	*
Herman G. Kotzé(3)	213,665	*	*
Alasdair J.K. Pein(1)	16,666	*	*
Chris S. Seabrooke(1)	16,666	*	*
Brenda L. Stewart(4)	123,332	*	*
Nitin Soma(5)	167,332	*	*
Florian P. Wendelstadt(6)	6,409,091	12.2%	11.1%
Investment entities affiliated with Brait S.A.(7)	9,387,984	17.9%	16.3%
Investment entities affiliated with General Atlantic LLC(6)	6,409,091	12.2%	11.1%
Gilder, Gagnon, Howe & Co. LLC(8)	2,652,106	5.1%	4.6%
Brookside Capital Partners Fund, L.P.(9)	2,701,290	5.2%	4.7%
Directors and Executive Officers as a group (9 persons)(10)	9,154,371	17.1%	15.9%

*	Less than one percent

(1)	Each of Messrs. Ball and Seabrooke beneficially owns options to purchase 25,001 shares of common stock, of which options to purchase 16,666 shares are currently exercisable. Each of Messrs. Edwards and Pein beneficially owns options to purchase 16,666 shares of common stock, of which options to purchase 8,333 shares are currently exercisable.

(2)	CI Law Trustees Limited for the San Roque Trust dated 8/18/92 owns 800,799 shares of common stock. Dr. Serge C.P. Belamant as proxy of CI Law Trustees has the power to vote all of CI Law Trustees’ shares. The remaining 1,373,488 shares are owned directly by Dr. Belamant and include (i) 166,666 shares of common stock (66,667 of which may be not be sold until May 8, 2008), (ii) 16,000 stock options which became exercisable on May 8, 2007, (iii) 40,000 restricted stock awards approved by the Remuneration Committee pursuant to the Amended and Restated 2004 Stock Incentive Plan which are subject to the satisfaction of certain vesting conditions related to our financial performance and Dr. Belamant’s continuous employment or service with us, one-third of the shares will vest on each of September 1, 2009, 2010 and 2011 and (iv) 1,150,822 shares of special convertible preferred stock beneficially owned by Dr. Belamant that are convertible into common stock upon the occurrence of a trigger event. Does not include 80,670 shares of common stock underlying stock options, which are not exercisable and will not become exercisable within 60 days after October 19, 2007.

(3)	Includes 206,665 shares of common stock and 7,000 stock options which became exercisable on May 8, 2007. The number of shares of common stock includes 66,667 shares of common stock which may not be sold until May 8, 2008 and 40,000 restricted stock awards approved by the Remuneration Committee pursuant to the Amended and Restated 2004 Stock Incentive Plan which are subject to the satisfaction of certain vesting conditions related to our financial performance and Mr. Kotzé’s continuous employment or service with us, one-third of the shares will vest on each of September 1, 2009, 2010 and 2011. Does not include 44,670 shares of common stock underlying stock options which are not exercisable and will not become exercisable within 60 days after October 19, 2007.

(4)	Includes 101,666 shares of common stock, 5,000 stock options which became exercisable on May 8, 2007 and 16,666 stock options which became exercisable on June 7, 2007. The number of shares of common stock includes 66,666 shares of common stock which may not be sold until May 8, 2008 and 35,000 restricted stock awards approved by the Remuneration Committee pursuant to the Amended and Restated 2004 Stock Incentive Plan which are subject to the satisfaction of certain vesting conditions related to our financial performance and Ms. Stewart’s continuous employment or service with us, one-third of the shares will vest on each of September 1, 2009, 2010 and 2011. Does not include 36,670 shares of common stock underlying stock options which are not exercisable and will not become exercisable within 60 days after October 19, 2007.

(5)	Includes 163,332 shares of common stock and 4,000 stock options which became exercisable on May 8, 2007. The number of shares of common stock includes 50,000 shares of common stock which may not be sold until May 8, 2008 and 30,000 restricted stock awards approved by the Remuneration Committee pursuant to the Amended and Restated 2004 Stock Incentive Plan which are subject to the satisfaction of certain vesting conditions related to our financial performance and Mr. Soma’s continuous employment or service with us, one-third of the shares will vest on each of September 1, 2009, 2010 and 2011. Does not include 32,670 shares of common stock underlying stock options which are not exercisable and will not become exercisable within 60 days after October 19, 2007.

(6)	According to Amendment No. 1 to Schedule 13D, dated June 22, 2006, filed by General Atlantic LLC (“GA”), and its affiliates, General Atlantic Partners 80, L.P. (“GAP 80”), General Atlantic Partners 82, L.P. (“GAP 82”), GapStar, LLC (“GapStar”), GAP Coinvestments III, LLC, (“GAPCO III”), GAP Coinvestments IV, LLC, (“GAPCO IV”), GAPCO GmbH & Co. KG (“KG”), GAPCO Management GmbH, (“GmbH Management”), and GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and supplemental information provided to us by GA, these entities beneficially own, in the aggregate, 6,409,091shares of common stock. GA is the general partner of GAP 80, GAP 82 and GAPCO CDA. GA is also the sole member of GapStar. GmbH Management is the general partner of KG. The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff Leng, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Ranjit Pandit, Andrew C. Pearson, Raul Rai, David A. Rosenstein, Sunish Sharma, Franchon M. Smithson, Oliver Thum, Tom C. Tinsley, Sean Tong, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). Mr. Wendelstadt is a director of the Company. The managing members of GAPCO III and GAPCO IV are GA Managing Directors. The business address of each of the GA Managing Directors (other than Messrs. Esser, Feng, Leng, Tong, Havaldar, Pandit, Rai, Sharma, Thum, Tinsley, Wendelstadt, Bingham and McMorris) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Messrs. Esser and Thum is Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of Messrs. Feng, Leng and Tong is Suite 2007-10, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The business address of Messrs. Havaldar, Pandit, Rai and Sharma is Room 151, 152 Maker Chambers VI, Naisman Point, Mumbai 400 021, India. The business address of Messrs. Bingham and McMorris is 228 Hamilton Avenue, Palo Alto, California 94301. The business address of Mr. Tinsley is 2401 Pennsylvania Avenue NW, Washington DC 20037.

(7)	According to Amendment No. 2 to Schedule 13D, dated June 22, 2006, filed by South African Private Equity Fund III, L.P., SAPEF III International G.P. Limited, Capital Partners Group Holdings Limited and Brait, S.A., these entities beneficially own in the aggregate 9,387,984 shares of common stock, which includes 166,458 shares of special convertible preferred stock. The address and principal place of business of each of SAPEF III Fund and SAPEF G.P. is Walker House, P.O. Box 908, George Town, Grand Cayman, Cayman Islands. The address and principal place of business of Capital Partners is Abbott Building, P.O. Box 3186, Road Town, Tortola, British Virgin Islands. The address and principal place of business of Brait S.A. is 180 rue des Aubepines, L-1145, Luxembourg.

(8)	According to a Schedule 13G, dated August 31, 2005, filed by Gilder, Gagnon, Howe & Co. LLC, Gilder beneficially owns 2,652,106 shares of common stock. The shares reported include 2,372,704 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 245,380 shares held in accounts owned by the partners of Gilder and their families, and 34,022 shares held in the account of the profit-sharing plan of Gilder. Gilder’s principal business address is 1775 Broadway, 26th Floor, New York, NY 10019.

(9)	According to a Schedule 13G, dated February 14, 2007, filed by Brookside Capital Partners Fund L.P., Brookside beneficially owns 2,701,290 shares of common stock. The shares reported include 2,372,704 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 245,380 shares held in accounts owned by the partners of Gilder and their families, and 34,022 shares held in the account of the profit-sharing plan of Gilder. The shares reported include 2,701,290 shares of Common Stock owned by the Brookside Fund. The Brookside Fund acts by and through its general partner, Brookside Investors. Brookside Investors acts by and through its general partner, Brookside Management. Mr. Domenic J. Ferrante is the managing member of Brookside Management and thus is the controlling person of Brookside Management. Brooksides’s principal business address is 111 Huntington Avenue, Boston, Massachusetts 02199.

(10)	Includes 1,150,822 shares of special convertible preferred stock. Also includes 145,000 restricted stock awards approved by the Remuneration Committee pursuant to the Amended and Restated 2004 Stock Incentive Plan which are subject to the satisfaction of certain vesting conditions related to our financial performance and the executive’s continuous employment or service with us, one-third of the shares will vest on each of September 1, 2009, 2010 and 2011. Does not include 194,680 shares of common stock underlying stock options, which are not exercisable and will not become exercisable within 60 days after October 19, 2007.

ADDITIONAL INFORMATION
          Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we identified one filing that was not made on a timely basis. Brenda L. Stewart was late in filing one Form 4 for the receipt of stock options.
          Other Matters
     Our Board knows of no other business that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the annual meeting or any adjournment or postponement thereof. It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.
          Annual Report on Form 10-K
     A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2007 is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1ueps.com). In addition, the report (with exhibits) is available at the SEC’s website (www.sec.gov).
          Shareholder Proposals for the 2008 Annual Meeting
     Qualified shareholders who wish to have proposals presented at the 2008 annual meeting of shareholders must deliver them to us by July 2, 2008, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act.
     Any shareholder proposal or director nomination for our 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after July 2, 2008. Such proposals and nominations must be made in accordance with Section 2.08 of our Amended and Restated By-Laws. An untimely proposal may be excluded from consideration at our 2007 annual meeting. All proposals and nominations must be delivered to us at our principal executive offices at P O Box 2424, Parklands 2121, Gauteng, South Africa.

By Order of the Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer
October 26, 2007
     THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET 1 UEPS TECHNOLOGIES, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 30, 2007. The undersigned appoints Dr. Serge C.P. Belamant and Herman G. Kotzé, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on November 30, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposal 2.
Address Change ___Net 1 UEPS Technologies, Inc. ___P.O. BOX 11057 ___NEW YORK, N.Y. 10203-0057
___
? DETACH PROXY CARD HERE ?

___Mark, Sign, Date and Return X ___this Proxy Card Promptly ___Using the Enclosed Envelope.
___~S .NEXT —
Votes must be indicated (x) in Black or Blue ink.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
1. ELECTION OF DIRECTORS:
FOR ALL WITHHOLD FOR ALL EXCEPTIONS To change your address, please mark this box and provide new address where indicated on the reverse side of this Proxy Card.
Nominees: Dr. Serge C.P. Belamant, Herman G. Kotzé, Christopher S. Seabrooke, Antony C. Ball, Alasdair J.K. Pein, Paul Edwards and Florian P. To include any comments, please mark Wendelstadt this box.
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the following space:
FOR AGAINST ABSTAIN
2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2008 FISCAL YEAR.
3. In their discretion upon such other matters as may properly come before the meeting.
S C A N L I N E
Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Shareholder sign here Date Co-Owner sign here Date